Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 303-301-3606
wdavis@gogoair.com	pr@gogoair.com

Gogo Announces Record First Quarter Results and Updates 2022 Guidance

First Quarter Revenue of $92.8 million, up 26% Year-over-Year, Net Income from Continuing Operations of $22.2 million, and Adjusted EBITDA(1)of $42.8 million also up 26% Year-over-Year

Gogo 5G on Track for Commercial Launch in the Second Half of 2022

BROOMFIELD, CO - May 5, 2022 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), the world’s largest provider of broadband connectivity services for the business aviation market, today announced its financial results for the quarter ended March 31, 2022.

Q1 2022 Highlights

•
Record total revenue of $92.8 million increased 26% compared to Q1 2021 fueled by strong growth in both service and equipment revenue.
o
Record service revenue of $70.7 million increased 19% compared to Q1 2021 and 2% compared to Q4 2021.
o
Equipment revenue of $22.1 million increased 52% compared to Q1 2021 and decreased 4% compared to Q4 2021.
•
Total ATG aircraft online (“AOL”) reached 6,526, an increase of 11% compared to Q1 2021 and 2% compared to Q4 2021.
o
Total AVANCE units online grew to 2,699, an increase of 42% compared to Q1 2021 and 8% compared to Q4 2021. AVANCE units comprised more than 41% of total AOL as of March 31, 2022, up from 32% as of March 31, 2021.
•
Average Monthly Revenue per ATG aircraft online (“ARPU”) of $3,321 increased 8% compared to Q1 2021 and 1% compared to Q4 2021.
•
Net income from continuing operations increased to $22.2 million from a net loss of $5.9 million in Q1 2021, primarily due to lower interest expense and higher operating income compared to the prior year period, as well as a loss on settlement of convertible notes of $4.4 million recognized in Q1 2021.
o
Basic earnings per share from continuing operations was $0.20. Diluted earnings per share from continuing operations was $0.18.
•
Record Adjusted EBITDA(1) of $42.8 million increased 26% compared to Q1 2021 and 8% compared to Q4 2021.
•
Cash provided by operating activities from continuing operations of $17.9 million in Q1 2022 decreased from $24.6 million in the prior year period primarily due to the timing of interest payments.
o
Free Cash Flow(1) was $8.8 million compared to $23.9 million in the prior year period due to the timing of interest payments and an increase in capital expenditures primarily tied to Gogo 5G.
o
Cash and cash equivalents totaled $152.8 million as of March 31, 2022 compared to $145.9 million as of December 31, 2021.

“Given the continued unprecedented demand for connectivity in business aviation coupled with the strong performance of our supply chain management team, we have increased our projection for ATG equipment unit shipments to 1,300 in

2022, up nearly 50% year over year versus prior expectations for 25% growth,” said Oakleigh Thorne, Chairman and CEO of Gogo. “We remain on track for commercial deployment of our 5G ATG network in the second half of 2022.”

“Strong first quarter results and our increased 2022 guidance provide a solid foundation for generating significant Free Cash Flow growth in 2023 and beyond,” said Barry Rowan, Gogo’s Executive Vice President and CFO. “Our financial performance and continued de-leveraging also create the flexibility for strategic investments to further enhance our growth and return of capital to shareholders over time.”

Updated 2022 Financial Guidance

The Company updates its guidance for 2022 as follows:

•
Total revenue in the range of $390 million to $400 million versus prior guidance of $380 million to $395 million
•
Adjusted EBITDA(1) at the high end of the previously guided range of $150 million to $160 million, which includes $5 million of estimated litigation expenses
•
Free Cash Flow(1) of $35 million to $45 million versus prior guidance of $25 million to $45 million, which includes capital expenditures of approximately $65 million, with approximately $50 million of the capital expenditures tied to Gogo 5G

Long-Term Financial Targets

The Company reiterates its baseline long-term targets as follows:

•
Revenue growth at a compound annual growth rate of approximately 15% from 2021 through 2026
•
Annual Adjusted EBITDA Margin(1) approaching 50% in 2026, up from the low 40%'s in 2022 and 2023
•
Free Cash Flow(1) of approximately $125 million in 2023 following the deployment of the Gogo 5G network in 2022, increasing to over $200 million beginning in 2025

The Company's 2022 guidance and long-term targets are derived from the Company's baseline forecast and long-term plan and include planned investments in Gogo 5G but do not include potential strategic investments currently under consideration (including a global broadband initiative).

(1)
See “Non-GAAP Financial Measures” below.

Conference Call

The Company will host its first quarter conference call on May 5, 2022 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company's website at http://ir.gogoair.com. Participants can access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number: 3438308

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow, in the supplemental tables below, and we refer to Adjusted EBITDA Margin in our discussion of long-term baseline targets above. Management uses Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA or Adjusted EBITDA Margin or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA and Adjusted EBITDA Margin in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA for fiscal 2022, Adjusted EBITDA Margin for fiscal 2022, 2023 and 2026 and Free Cash Flow for fiscal 2023 and 2025 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to attract and retain customers and generate revenue from the provision of our connectivity and entertainment services; our reliance on our key OEMs and dealers for equipment sales; our ability to develop and deploy Gogo 5G; the impact of competition; the impact of the COVID-19 pandemic and the measures implemented to combat it, including global shortages of certain electronic components and global logistics issues; our ability to evaluate or pursue strategic opportunities; our reliance on third parties for equipment and services; our ability to recruit, train and retain highly skilled employees; the impact of adverse economic conditions; our ability to maintain our rights to use our licensed 3 Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of our use of open source software; the impact of equipment failures or material software defects; the impact of service disruptions caused by, among other things, force majeure events, cyber attacks or other malicious activities; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; the impact of government regulation of the internet and conflict minerals; our possession and use of personal information; the extent of expenses, liabilities or business disruption resulting from litigation; our ability to protect our intellectual property rights; our substantial indebtedness, limitations and restrictions in the agreements governing our current and future indebtedness and our ability to service our indebtedness; fluctuations in our operating results; our ability to fully utilize portions of our deferred tax assets; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2021 as filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2022 and in our quarterly report on Form 10-Q as filed with the SEC on May 5, 2022.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of March 31, 2022, Gogo reported 2,699 business aircraft flying with Gogo’s AVANCE L5 or L3 system installed, 6,526 aircraft flying with its ATG systems onboard, and 4,522 aircraft with narrowband satellite connectivity installed. Connect with us at business.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2022	2021
Revenue:
Service revenue	$70,667	$59,355
Equipment revenue	22,083	14,514
Total revenue	92,750	73,869
Operating expenses:
Cost of service revenue (exclusive of items shown below)	14,634	14,095
Cost of equipment revenue (exclusive of items shown below)	14,281	8,282
Engineering, design and development	5,406	5,493
Sales and marketing	6,231	3,729
General and administrative	13,458	10,373
Depreciation and amortization	3,791	4,117
Total operating expenses	57,801	46,089
Operating income	34,949	27,780
Other (income) expense:
Interest income	(47)	(57)
Interest expense	10,889	29,294
Loss on settlement of convertible notes	—	4,397
Other income, net	(26)	(5)
Total other expense	10,816	33,629
Income (loss) from continuing operations before income taxes	24,133	(5,849)
Income tax provision	1,937	35
Net income (loss) from continuing operations	22,196	(5,884)
Net loss from discontinued operations, net of tax	—	(1,801)
Net income (loss)	$22,196	$(7,685)

Net income (loss) attributable to common stock per share - basic:
Continuing operations	$0.20	$(0.07)
Discontinued operations	—	(0.02)
Net income (loss) attributable to common stock per share - basic	$0.20	$(0.09)

Net income (loss) attributable to common stock per share - diluted:
Continuing operations	$0.18	$(0.07)
Discontinued operations	—	(0.02)
Net income (loss) attributable to common stock per share - diluted	$0.18	$(0.09)

Weighted average number of shares
Basic	111,414	84,649
Diluted	134,095	84,649

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$152,829	$145,913
Accounts receivable, net of allowances of $1,127 and $894, respectively	42,102	37,730
Inventories	36,467	33,976
Prepaid expenses and other current assets	39,654	32,295
Total current assets	271,052	249,914
Non-current assets:
Property and equipment, net	71,596	63,672
Intangible assets, net	49,159	49,554
Operating lease right-of-use assets	70,973	70,989
Other non-current assets, net of allowances of $515 and $455, respectively	44,561	28,425
Deferred income taxes	177,934	185,133
Total non-current assets	414,223	397,773
Total assets	$685,275	$647,687
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$18,119	$17,203
Accrued liabilities	58,683	59,868
Deferred revenue	1,599	1,825
Current portion of long-term debt	109,897	109,620
Total current liabilities	188,298	188,516
Non-current liabilities:
Long-term debt	693,617	694,760
Non-current operating lease liabilities	77,074	77,329
Other non-current liabilities	7,326	7,236
Total non-current liabilities	778,017	779,325
Total liabilities	966,315	967,841
Stockholders’ deficit
Common stock	11	11
Additional paid-in capital	1,259,223	1,258,477
Accumulated other comprehensive income	17,961	1,789
Treasury stock, at cost	(128,803)	(128,803)
Accumulated deficit	(1,429,432)	(1,451,628)
Total stockholders’ deficit	(281,040)	(320,154)
Total liabilities and stockholders’ deficit	$685,275	$647,687

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended March 31,
	2022	2021
Operating activities from continuing operations:
Net income (loss)	$22,196	$(5,884)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	3,791	4,117
Loss (gain) on asset disposals, abandonments and write-downs	14	(100)
Provision for expected credit losses	259	15
Deferred income taxes	1,887	95
Stock-based compensation expense	4,007	1,849
Amortization of deferred financing costs and interest rate caps	947	1,703
Accretion of debt discount	115	84
Loss on settlement of convertible notes	—	4,397
Changes in operating assets and liabilities:
Accounts receivable	(4,571)	3,586
Inventories	(2,491)	(446)
Prepaid expenses and other current assets	392	(375)
Contract assets	(2,407)	(1,886)
Accounts payable	(857)	292
Accrued liabilities	(5,926)	(10,424)
Deferred revenue	(226)	646
Accrued interest	1,349	27,559
Other non-current assets and liabilities	(613)	(654)
Net cash provided by operating activities from continuing operations	17,866	24,574
Investing activities from continuing operations:
Purchases of property and equipment	(7,598)	(360)
Acquisition of intangible assets—capitalized software	(1,457)	(342)
Net cash used in investing activities from continuing operations	(9,055)	(702)
Financing activities from continuing operations:
Payments on term loan	(1,813)	—
Payment of debt issuance costs	—	(550)
Payments on financing leases	(43)	(124)
Stock-based compensation activity	(23)	(2,646)
Net cash used in financing activities from continuing operations	(1,879)	(3,320)
Cash flows from discontinued operations:
Cash used in operating activities	—	(748)
Cash used in investing activities	—	—
Cash used in financing activities	—	—
Net cash used in discontinued operations	—	(748)
Effect of exchange rate changes on cash	(16)	3
Increase in cash, cash equivalents and restricted cash	6,916	19,807
Cash, cash equivalents and restricted cash at beginning of period	146,268	435,870
Cash, cash equivalents and restricted cash at end of period	$153,184	$455,677
Cash, cash equivalents and restricted cash at end of period	$153,184	$455,677
Less: current restricted cash	25	525
Less: non-current restricted cash	330	—
Cash and cash equivalents at end of period	$152,829	$455,152
Supplemental Cash Flow Information:
Cash paid for interest	$8,577	$31
Cash paid for taxes	$—	$1
Non-cash investing activities:
Purchases of property and equipment in current liabilities	$7,993	$663

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended March 31,
	2022	2021
Aircraft online (at period end)
ATG	6,526	5,892
Satellite	4,522	4,614
Average monthly connectivity service revenue per aircraft online
ATG	$3,321	$3,085
Satellite	235	239
Units Sold
ATG	246	135
Satellite	69	80
Average equipment revenue per unit sold (in thousands)
ATG	$73	$78
Satellite	46	46

•
ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented. This number excludes aircraft receiving ATG service as part of the ATG Network Sharing Agreement with Intelsat.
•
Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.
•
Average monthly connectivity service revenue per ATG aircraft online. We define average monthly connectivity service revenue per ATG aircraft online as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.
•
Average monthly connectivity service revenue per satellite aircraft online. We define average monthly connectivity service revenue per satellite aircraft online as the aggregate satellite connectivity service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).
•
Units sold. We define units sold as the number of ATG or satellite units for which we recognized revenue during the period.
•
Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.
•
Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended March 31,		% Change
	2022	2021	2022 over 2021
Service revenue	$70,667	$59,355	19.1%
Equipment revenue	22,083	14,514	52.1%
Total revenue	$92,750	$73,869	25.6%

	For the Three Months Ended March 31,		% Change
	2022	2021	2022 over 2021
Cost of service revenue (1)	$14,634	$14,095	3.8%
Cost of equipment revenue (1)	$14,281	$8,282	72.4%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended March 31,		For the Three Months Ended December 31,
	2022	2021	2021
Adjusted EBITDA:
Net income (loss) attributable to common stock (GAAP)	$22,196	$(7,685)	$218,709
Interest expense	10,889	29,294	10,895
Interest income	(47)	(57)	(46)
Income tax provision (benefit)	1,937	35	(187,673)
Depreciation and amortization	3,791	4,117	3,658
EBITDA	38,766	25,704	45,543
Stock-based compensation expense	4,007	1,849	3,201
Loss (income) from discontinued operations	—	1,801	(9,572)
Loss on settlement of convertible notes	—	4,397	—
Separation costs related to CA sale	—	145	380
Adjusted EBITDA	$42,773	$33,896	$39,552

Free Cash Flow:
Net cash provided by operating activities (GAAP) (1)	$17,866	$24,574	$30,342
Consolidated capital expenditures (1)	(9,055)	(702)	(4,656)
Free cash flow	$8,811	$23,872	$25,686
(1)
See Unaudited Condensed Consolidated Statements of Cash Flows

Gogo Inc. and Subsidiaries

Reconciliation of Estimated Full-Year GAAP Net Cash

Provided by Operating Activities to Non-GAAP Measures

(in millions, unaudited)

	FY 2022
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$100	to	$110
Consolidated capital expenditures	(65)	to	(65)
Free cash flow	$35	to	$45

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense included in the results of continuing operations, (ii) the results of discontinued operations, including stock-based compensation expense and the gain on the sale of CA, (iii) loss on settlement of convertible notes and (iv) separation costs related to the sale of CA. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe that the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe it is useful for an understanding of our operating performance to exclude the results of our discontinued operations from Adjusted EBITDA because they are not part of our ongoing operations.

We believe it is useful for an understanding of our operating performance to exclude the loss on settlement of convertible notes from Adjusted EBITDA because this activity is not related to our operating performance.

We believe it is useful for an understanding of our operating performance to exclude separation costs related to the sale of CA from Adjusted EBITDA during 2021 because of the non-recurring nature of these activities.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted EBITDA Margin represents Adjusted EBITDA divided by total revenue. We present Adjusted EBITDA Margin as a supplemental performance measure because we believe that it provides meaningful information regarding our operating efficiency.

Free Cash Flow represents net cash provided by operating activities, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding our liquidity.